{N4021232.1}
Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Infrastructure and Energy Alternatives, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The Board of Directors of the Corporation adopted resolutions to amend Section 4.1 of its Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”) as set forth herein, declaring said amendment to be advisable and directing the amendment to be voted upon by the holders of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”) at its next annual meeting.

SECOND: The Certificate of Incorporation is hereby amended by deleting Section 4.1 in its entirety and inserting the following in lieu thereof:

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 151,000,000 shares, consisting of 150,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

THIRD: Thereafter, this Certificate of Amendment (this “Certificate of Amendment”) was submitted to a vote of the holders of the Corporation’s Common Stock at its annual meeting, and the necessary number of shares of Common Stock as required by statute were voted in favor of this Certificate of Amendment.

FOURTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 29th day of May, 2020.

Infrastructure and Energy Alternatives, Inc. By: /s/ Gil Melman Name: Gil Melman Title: Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer